Exhibit 99.1

7-ELEVEN, INC. and JONES SODA CO. ANNOUNCE LAUNCH

OF 7-SELECT® PREMIUM, PRIVATE-BRAND CARBONATED BEVERAGES CRAFTED BY JONES

IRVING, TX  (Feb. 18, 2016) – 7-Eleven, Inc., the world’s largest convenience retailer, and Jones Soda Co.  (OTCQB: JSDA), a leading premium beverage company, have partnered to create 7-Select® brand premium sodas crafted by Jones, the first premium carbonated beverage in the 7-Select private brand lineup.

The premium, carbonated beverage brand is available in five distinct flavors: Twisted Citrus, Fruit Loose, Cocolocolilinut, Tropical Slam Rambutan and Bluesberry Smash. Each 7-Select premium soda is made with natural flavors, lightly sweetened with cane sugar, and ranges from just 180 to 195 calories per 20-ounce bottle. The new brand also includes 75 mg. of caffeine in each serving.  As the new beverage’s tagline suggests, “This is no ordinary soda.”

Using feedback from customer focus groups, the new 7-Select soda and flavor profiles were carefully developed over the course of more than a year, strategically incorporating specific ideas that appeal to the shared 7-Eleven and Jones customer.

 “Our customers have a voice, and we used their input to develop 7-Select premium sodas,” said Jennifer Cue, CEO of Jones Soda Co., “incorporating internationally inspired flavors into a refreshing lineup. These exclusive drinks offer premium ingredients, great taste and a caffeine kick. With fewer calories per serving than the national brands, we believe we have created an ideal product for the 7-Eleven customers of today and tomorrow.”

The 7-Select premium sodas are packaged in a proprietary plastic (PET) bottle for portability, featuring an embossed 7-Select logo and a custom carbonation pattern that provides a unique tactile experience for consumers. In true Jones style, the bottle labels feature black-and-white lifestyle images submitted by Jones’ and 7-Eleven consumers.

“We want every 7-Select product to be best in class,” said Sean Thompson, vice president of Private Brands, “and work to ensure each item stands out because it has the highest quality, the best value, is unique in the market and only available at 7-Eleven. Jones was the perfect partner to create a premium soft drink unique enough to carry both the 7-Select and Jones brands.”

7-Eleven has embarked on a storewide effort to deliver the highest quality items to its customers through its 7-Select private brand. Today, the 7-Select private brand product assortment cuts across all categories and is continually updated to delight its customers with unique product experiences only found at 7-Eleven.

“By combining 7-Eleven’s organizational and distribution strength with Jones’ beverage innovation expertise and social engagement, we believe this relationship creates mutually beneficial opportunities for both our companies and fans alike,” Cue said.

7-Select premium sodas crafted by Jones are available exclusively at participating 7-Eleven locations across the United States. Customers can use the hashtag #7SELECTxJONES to suggest new flavor ideas, post photos for future labels and check in with their favorite 7-Select soda.

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About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under Jones® Cane Sugar Soda, Jones Zilch®, Jones Stripped™, and Lemoncocco brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors featuring cane sugar as well as its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers as well as non traditional retail outlets. For more information, please visit www.jonessoda.com or www.MyJones.com.

About 7-Eleven, Inc.

7‑Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Based in Irving, Texas, 7‑Eleven® operates, franchises and licenses more than 10,700 7‑Eleven stores in North America. Globally, approximately 57,900 7‑Eleven stores serve customers in 17 countries. Find out more online at www.7‑Eleven.com.

Media Contacts: Jones Soda Co. Andrew Baumann (206) 436-8711 abaumann@jonessoda.com

7-Eleven, Inc.

Stephanie Shaw

(972) 828-5837

stephanie.shaw@7-11.com